Exhibit 12


                   MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                            (in thousands of dollars)

                                                For the Three       For the Six
                                                 Months Ended       Months Ended
                                                June 30, 2004      June 30, 2004
                                                --------------     -------------

EARNINGS:
   Pre-tax income from continuing operations
    before adjustment for minority interest
    in consolidated subsidiary                  $      12,920      $     12,453

   Add (deduct):
     Earnings attributable to Ref-Fuel Holdings
      prior to consolidation                           (1,930)           (6,148)
     Fixed charges                                     12,664            17,158
     Distributed earnings of Ref-Fuel Holdings
      prior to consolidation                            7,500            31,500
                                                --------------     -------------

   Earnings, as adjusted                        $      31,154      $     54,963
                                                ==============     =============

FIXED CHARGES:
   Interest expense                             $      12,664      $     17,158
                                                --------------     -------------
   Fixed charges                                $      12,664      $     17,158
                                                ==============     =============

RATIO OF EARNINGS TO FIXED CHARGES:                      2.46x             3.20x
                                                ==============     =============